                                    SCHEDULE 14A
                                   (RULE 14a-101)
                      INFORMATION REQUIRED IN PROXY STATEMENT
                              SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.              )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant   / /

Check the appropriate box:
/ / Preliminary Proxy Statement    / /  Confidential, For Use of the Commission
                                        Only
                                        (as permitted by Rule 14a-6(e)(2)

/X/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              PACIFIC BIOMETRICS, INC.
  -----------------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

  -----------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
  -----------------------------------------------------------------------------
Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5)  Total fee paid:

--------------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the form or schedule and the date of its filing.

(1)  Amount previously Paid:

--------------------------------------------------------------------------------
(2)  Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------

(3)  Filing Party:

--------------------------------------------------------------------------------
(4)  Date Filed:

--------------------------------------------------------------------------------

October 28, 1998

Dear Pacific Biometrics Stockholder,

The past fiscal year has been a year of accomplishments and challenges. We completed the initial clinical trials for our lead product, the Osteopatch-TM-, for the collection and analysis of bone resorption, an indicator of fracture risk and filed a 510(K) premarket notification with the U.S. Food and Drug Administration (FDA). While we were encouraged by the results of our clinical trials, the FDA will require additional information before this product can be approved as a collection and analytical device for bone resorption markers. We are working with the FDA to determine which additional studies and information will be required to support the approval process. Given the novelty of sweat as a diagnostic fluid today, we believe this product application is establishing a precedent for future applications of the SweatPatch-TM- technology and therefore will require a more detailed review on the part of the FDA than originally anticipated.

During this past fiscal year Segix, Italia, S.p.A. successfully completed a market and technical evaluation of the Osteopatch-TM- product for the Italian market. In September, we announced that Segix exercised its option to enter into an exclusive ten year license and distribution agreement with the Company for the distribution of the Osteopatch system in Italy. Segix is a privately-held pharmaceutical company which was formed in connection with the management buyout of the pharmaceutical manufacturing facilities and business from Wellcome Italia. Segix is currently finalizing plans to launch the Osteopatch system this fall as an integral part of its osteoporosis disease management program. We believe Segix' approach to disease managment, its complementary therapeutic product portfolio, and its extensive sales force make it an ideal partner for our first efforts to distribute the Osteopatch internationally. In anticipation of the Segix launch, the Company applied for, and received, the "CE" mark which enables it to commercially distribute the Osteopatch system throughout the European common market. The Company is seeking additional partners for other European markets.

Also during this fiscal year we completed the acquisition of the rights to all diagnostic applications of the SweatPatch technology (except alcohol and drugs-of-abuse testing which had been previously licensed to another company). This arrangement will allow us to develop product applications in other clinical areas or license rights to the technology to other organizations. We have already identified potential opportunities for this technology in support of nutritional assessment, monitoring of compliance in pharmaceutical clinical trials, and therapeutic drug monitoring. We are actively seeking partners to collaborate with us on these efforts.

The Company entered into an agreement with Actimed Laboratories to use Actimed's patented analyte detection technology in the field of saliva glucose testing. The Company's initial feasibility studies for the measurement of saliva glucose, using the proprietary SalivaSac-Registered Trademark- technology combined with the Actimed technology, have produced very promising results for a disposable glucose screening test and also produced encouraging results for a potential glucose monitoring device. Further studies with the SalivaSac-Registered Trademark- technology relating to drugs of abuse testing, hormones and therapeutic drug monitoring have also been encouraging. We are seeking partners to assist us in the development and marketing of these applications.

The Company's laboratory revenues for fiscal 1998 grew 13%, from $2.1 million to $2.4 million. The overall growth was higher in the first half of the year due to two large contracts which were not replaced in the second half. Overall, total revenues declined to $2.5 million from $2.8 million in fiscal 1997. This decline was attributable to the reduction in SpinPro-Registered Trademark-sales, and the decision by the Company to discontinue its efforts in clinical trial management services.

The Company moved into a new laboratory facility in Seattle last November, increasing its capacity and expanding its technical resources. The Company has been upgrading its computer capabilities, an important component in successfully winning proposals and implementing contracts. Mike Murphy, Ph.D. joined the Company in May as Director of Laboratories, providing critical management and leadership to the organization. With the expanded capacity, and the investments in technical and human resources, we believe the laboratory will be well positioned to compete for new business. We are aggressively pursuing new opportunities and have greatly increased the number of proposals submitted for new business.

The Company's research and product development costs increased to $2.4 million in fiscal 1998 from $1 million in fiscal 1997. These increased costs were primarily associated with the Company's clinical trials for the Osteopatch-TM-, submission of its filing with the FDA, and additional research related to the Sweatpatch-TM- and SalivaSac-Registered Trademark- technology platforms.

With the delays in FDA approval, and the acquisition of the SweatPatch technology we have strained our capital resources. Consequently we have focused our efforts on identifying additional sources of capital. In February and May the Company completed the sale of convertible preferred stock for an aggregate of $3.1 million with institutional investors. In August, the Company retained R&R Capital Group, a New York based investment banking firm, to assist the Company in raising additional capital and identifying strategic partners. We have also commenced a cost reduction program aimed at reducing operating costs associated with product development, marketing and administration until we have successfully raised additional capital. Strengthening the Company's capital position is our highest priority. This is essential to enable the Company to complete its U.S. clinical trials of Osteopatch for FDA approval, to support the Italian launch of the Osteopatch and to continue to seek partnerships for applications using our platform technologies.

As the Company achieves its goals we will increase our efforts to gain visibility among analysts and institutional investors. Even before the recent volatility in the stock market, performance in small cap stocks has lagged behind its large cap counterparts. While these are uncertain times, we are committed to doing everything we can to realize the full potential of Pacific Biometrics.


Sincerely,

/s/ ELLEN A. RUDNICK                         /s/ PAUL G. KANAN

Ellen A. Rudnick                             Paul G. Kanan
Chairman                                     President and CEO

                              PACIFIC BIOMETRICS, INC.

                               -----------------------

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD DECEMBER 11, 1998

                       ----------------------------------------


     The Annual Meeting of Stockholders of Pacific Biometrics, Inc. (the "Company"), a Delaware corporation, will be held at the offices of the Company, 25651 Atlantic Ocean Drive, Suite A-1, Lake Forest, California on December 11, 1998, at 9:00 a.m., for the following purposes:

     1. To elect five directors of the Company to serve for a term of one year and until their respective successors shall be elected and shall qualify;

     2. To ratify the appointment of Grant Thornton LLP as auditors of the Company for the year ending June 30, 1999; and

     3. To consider and act upon such other matters as may properly come before the meeting.

     Only stockholders of record at the close of business on October 19, 1998 are entitled to notice of and to vote at the meeting, including any adjournments thereof.

                                   By Order of the Board of Directors

                                   /s/ PAUL G. KANAN

                                   Paul G. Kanan
                                   President and Chief Executive Officer


Lake Forest, California
October 28, 1998


IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies and will ensure that your shares are voted. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

                              PACIFIC BIOMETRICS, INC.

                   ------------------------------------------------

                                   PROXY STATEMENT

                          FOR ANNUAL MEETING OF STOCKHOLDERS
                                  DECEMBER 11, 1998

              ---------------------------------------------------------


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pacific Biometrics, Inc. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders of the Company (the "Meeting") which will be held at the offices of the Company, 25651 Atlantic Ocean Drive, Suite A-1, Lake Forest, California on December 11, 1998, at 9:00 a.m., and at any adjournments thereof.

     Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. Stockholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the Meeting for quorum purposes. An abstention will have the same effect as a negative vote except with respect to the election of directors, in which case an abstention will have no effect since directors are elected by a plurality vote. Broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to stockholders because shares held by a broker are not considered to be entitled to vote on matters as to which broker authority is withheld. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     The principal executive office of the Company is located at 25651 Atlantic Ocean Drive, Suite A-1, Lake Forest, California 92630. The approximate date on which this Proxy Statement and the enclosed form of proxy will first be sent or given to stockholders is October 28, 1998.

     Stockholders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on October 19, 1998 (the "Record Date") shall be entitled to one vote for each share then held. On October 19, 1998, there were outstanding 3,709,671 shares of Common Stock. As of October 19, 1998, members of management of the Company held an aggregate of 640,377 shares of Common Stock (exclusive of options and warrants) or 17.3% of the total outstanding shares of Common Stock entitled to vote at the Meeting.

                     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                OWNERS AND MANAGEMENT

     The following table sets forth certain information as of October 19, 1998 with respect to the number of shares of Common Stock beneficially owned by (i) those persons known to the Company to be the owners of more than five percent of the Common Stock, (ii) each director of the Company (one of whom is the Chief Executive Officer of the Company) and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the listed persons has sole voting and investment power with respect to the shares beneficially owned by such stockholder.


       NAME AND ADDRESS(1)                 AMOUNT AND        PERCENT OF
       -------------------                   NATURE         COMMON STOCK
                                          OF BENEFICIAL      OUTSTANDING
                                         OWNERSHIP(2)(3)     -----------
                                         ---------------
       Ellen A. Rudnick(4)                       317,924         8.0%

       Paul G. Kanan(5)                          313,924         7.9%

       Elizabeth Teng Leary, Ph.D.(6)            133,875         3.6%

       Mary L. Campbell(7)                       306,392         8.3%

       Craig M. Goldstone(8)                     235,570         6.2%

       Terry M. Giles(9)                         379,424        10.2%

       Douglas S. Harrington,                     41,447         1.1%
       M.D.(10)

       Peter B. Ludlum(11)                        36,449         1.0%

       All directors and officers as a         1,385,581        31.1%
       group (7 persons)(12)


-------------------------

(1) The address of each of these persons is c/o the Company, 25651 Atlantic Ocean Drive, Suite A-1, Lake Forest, California 92630.

(2) Unless otherwise noted, all persons named in the table have sole voting and dispositive power with respect to all Common Stock beneficially owned by them.

(3) Includes currently exercisable options and warrants to purchase shares of Common Stock.

(4) Includes 60,991 shares of Common Stock and 256,933 shares of Common Stock subject to currently exercisable warrants and options. Does not include 40,000 shares of Common Stock subject to options granted in July 1996 and 18,750 shares of Common Stock subject to options granted in September 1997, which have not yet vested.

(5) Includes 58,991 shares of Common Stock held by the Kanan Living Trust Dated May 15, 1990, of which Mr. Kanan is a co-trustee with his wife, and 254,933 shares of Common Stock subject to currently exercisable warrants and options. Does not include 40,000 shares of Common Stock subject to options granted in July 1996 and 18,750 shares of Common Stock subject to options granted in September 1997, which have not yet vested.

(6) Includes 86,865 shares of Common Stock and 47,010 shares of Common Stock subject to currently exercisable options and warrants. Does not include 40,000 shares of Common Stock subject to options granted in July 1996 and 11,250 shares of Common Stock subject to options granted in September 1997 which have not yet vested.

(7) Includes 303,910 shares of Common Stock all held by Enterprise Development Fund I, L.P. ("EDF"), of which Enterprise Management, Inc. ("EMI") acts as general partner and in which Ms. Campbell is an officer and one of three directors. Ms. Campbell disclaims beneficial ownership as to all of said shares, except for approximately 21,000 shares (or approximately 7 percent of such shares) which represents her one-third interest in EMI which, in turn, holds an approximately 21 percent interest in EDF. Also includes 2,482 shares of Common Stock subject to currently exercisable options granted in connection with attendance of meetings of the Board of Directors.

(8) Includes 120,046 shares of Common Stock and 115,524 shares of Common Stock subject to currently exercisable options and warrants. Does not include 40,000 shares of Common Stock subject to options granted in July 1996 and 18,750 shares of Common Stock subject to options granted in September 1997 which have not yet vested. Also includes 2,482 shares of Common Stock subject to currently exercisable options granted in connection with attendance of meetings of the Board of Directors.

(9) Includes 376,942 shares of Common Stock. Also includes 2,482 shares of Common Stock subject to currently exercisable options granted in connection with attendance of meetings of the Board of Directors, which options expire on December 9, 1998 as a result of Mr. Giles' resignation from the Board of Directors effective on September 10, 1998.

(10) Includes 41,447 shares of Common Stock subject to currently exercisable options and warrants. Does not include 20,000 shares of Common Stock subject to options granted in July 1996 which have not yet vested. Also includes 2,482 shares of Common Stock subject to currently exercisable options granted in connection with attendance of meetings of the Board of Directors.

(11) Includes 9,574 shares of Common Stock and 26,875 shares of Common Stock subject to currently exercisable options and warrants. Does not include 25,000 shares of Common Stock subject to options granted in October 1996 and 5,625 shares of Common Stock subject to options granted in September 1997 which have not yet vested.

(12) Includes 640,377 shares of Common Stock and 745,204 shares of Common Stock subject to currently exercisable options and warrants. Does not include 278,125 shares of Common Stock subject to options granted to management which have not yet vested. In the event such options and warrants are fully exercised, management will hold an aggregate of 1,663,706 shares or
     35.2 percent based on a total of 4,733,000 shares outstanding subsequent to such exercise.

                                     PROPOSAL 1

                                ELECTION OF DIRECTORS


     Five directors will be elected at the Meeting to serve for a term of one year and until their respective successors shall have been elected and shall qualify. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote thereon is necessary for the election of directors. PROXIES RECEIVED WITH RESPECT TO THIS SOLICITATION WILL BE VOTED FOR THE ELECTION OF THE PERSONS NAMED BELOW, UNLESS OTHERWISE SPECIFIED IN THE PROXY. At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve; however, should such a situation arise, proxies may be voted for the election of such other person(s) as director(s) as the holders of the proxies may, in their discretion, determine. There is no arrangement or understanding between any director and any other person pursuant to which such person was elected as a director.


                             PRESENT PRINCIPAL OCCUPATION AND
NAME, BUSINESS              PRINCIPAL OCCUPATION DURING LAST         DIRECTOR
ADDRESS AND AGE                FIVE YEARS; OTHER ACTIVITIES            SINCE
---------------                ----------------------------          --------
Ellen A. Rudnick       Ellen A. Rudnick has served as Chairman of      1996
Age 47                 the Company since July 1996, and served
                       from 1993 to 1996 as Chairman of the Board
                       and a director of BioQuant, Inc., a
                       wholly-owned subsidiary of the Company
                       ("BioQuant").  Since 1992, she has served
                       as Chairman of CEO Advisors, Inc. ("CEO
                       Advisors"), a health care consulting
                       company that she and  Mr. Kanan founded.
                       From 1990 through 1992, Ms. Rudnick served
                       as president and CEO of Healthcare
                       Knowledge Resources, Inc., a health care
                       information company in Ann Arbor, Michigan
                       and as President of its successor, HCIA.
                       She was employed from 1975 to 1990 by
                       Baxter Healthcare Corporation, most
                       recently as Corporate Vice President and
                       President of its Management Services
                       Division.  She serves on the Boards of
                       NCCI and Lakeland Health Services and
                       Health Management Systems, Inc., a
                       healthcare information services company.
                       Ms. Rudnick holds a B.A. degree from
                       Vassar College and an M.B.A. degree from
                       the University of Chicago Graduate School
                       of Business.

Paul G. Kanan
Age 52                 Paul G. Kanan has served since July 1996        1996
                       as the President, Chief Executive Officer
                       and a director of the Company, and served
                       from 1993 to 1996 as the President and a
                       director of BioQuant.  Mr. Kanan is also
                       an officer and director of CEO Advisors, a
                       health care consulting firm that he and
                       Ms. Rudnick founded in 1992.  From 1991 to
                       1992, Mr. Kanan operated his own health
                       care consulting firm, and during part of
                       such period served as acting CEO and CEO
                       of SPS, Inc., a healthcare service firm.
                       From 1988 to 1991, he served as President
                       and CEO of Oncotech, Inc., a medical
                       diagnostic company in Irvine, California
                       involved in the development and marketing
                       of oncological testing.  From 1976 to
                       1988, Mr. Kanan was employed by Baxter
                       Healthcare


                                          8


                             PRESENT PRINCIPAL OCCUPATION AND
NAME, BUSINESS              PRINCIPAL OCCUPATION DURING LAST         DIRECTOR
ADDRESS AND AGE                FIVE YEARS; OTHER ACTIVITIES            SINCE
---------------                ----------------------------          --------
                       Corporation, most recently as President
                       of its Chemotherapy Services Division.
                       He received his B.S.E. degree from the
                       University of Michigan and an M.B.A. degree
                       from Harvard University Graduate School of
                       Business.

Mary L. Campbell       Mary L. Campbell, a director since July         1996
Age 53                 1996, currently serves as Principal and
                       Vice President of EDM, Inc., the general
                       partner of the Enterprise Development Fund
                       II, L.P., a venture capital fund managing
                       $30 million.  Ms. Campbell is also a
                       director of Aastrom Biosciences, Inc., a
                       publicly held cell therapy company;  Think
                       & Do Software, Inc., a developer and
                       marketer of factory automation software;
                       and Chairman of the Board and Director of
                       Origen, Inc., an animal health company.
                       Ms. Campbell received her Masters of
                       Business Administration from the
                       University of Michigan; her Masters of
                       Special Education from Fairfield
                       University; and her Bachelor of Arts in
                       English from the University of Michigan.

Craig M. Goldstone     Craig M. Goldstone, a director of the           1996
Age 41                 Company since July 1996, was Chairman of
                       the Board of Pacific Biometrics, Inc., a
                       Washington Corporation and wholly-owned
                       subsidiary of the Company ("PBI-WA") from
                       1995 to 1996.  He also serves as Senior
                       Vice President-Investments for Paine
                       Webber's New York office, which he joined
                       in January, 1995. From May 1991 to January
                       1995, Mr. Goldstone held Vice President
                       positions at Lehman Brothers.

Douglas S. Harrington,
M.D.
Age 45                 Douglas S. Harrington, M.D., a director of      1996
                       the Company and member of the Company's
                       Scientific Advisory Board since July 1996,
                       and from 1993 to 1996 was Chairman of the
                       BioQuant Scientific Advisory Board and a
                       director since 1995.  Dr. Harrington has
                       been Chief Executive Officer and director
                       of ChromaVision Medical Systems, Inc., a
                       diagnostic instrumentation company, since
                       January 1997.  From 1992 to early 1995,
                       Dr. Harrington was the President of
                       Nichols Institute Reference Laboratory in
                       San Juan Capistrano, California, a major
                       reference laboratory for esoteric testing.
                       Dr. Harrington also serves as an Associate
                       Clinical professor of pathology and
                       microbiology at the University  of
                       Nebraska Medical Center, where he has been
                       a member of the faculty since 1986.  He
                       received his B.A. from the University of
                       California and his M.D. from The
                       University of Colorado Health Sciences
                       Center. He is board certified in
                       anatomical and clinical pathology and
                       hematology.

     During the fiscal year ended June 30, 1998, the Company's Board of Directors held six meetings, which were attended by 92% of the then current directors in person or by telephone.

     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors receive compensation for serving on the Board of Directors as described below. The Company has established audit (Douglas Harrington, M.D. and Mary Campbell) and compensation (Mary Campbell and Craig Goldstone) committees, comprised solely of non-employee directors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board (and in the case of certain executive officers pursuant to employment agreements as described below).

     There is no family relationship among any of the directors or executive officers of the Company.

COMPENSATION OF DIRECTORS

The Company's policy is not to pay compensation to directors who are also employees of the Company for their services as directors. The Company's compensation policy for non-employee directors is to grant such persons for each meeting attended in person (up to a maximum of six meetings per year) that number of stock options, based on the fair market value on the date of grant, equal to $1,000. The Company will also reimburse reasonable out-of-pocket expenses of directors for attendance at meetings.

              THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
                  IN FAVOR OF THE RE-ELECTION OF THE FIVE NOMINEES
                        TO THE COMPANY'S BOARD OF DIRECTORS

EXECUTIVE OFFICERS

     The current executive officers of the Company are listed below. There is no arrangement or understanding between any executive officer and any other person regarding selection as an officer.


          NAME           AGE                   POSITION
          ----           ---                   --------
Ellen A. Rudnick         47    Chairman of the Board

Paul G. Kanan            52    President, Chief Executive Officer and Director

Elizabeth Teng Leary     50    Vice President of Laboratory Services

Peter B. Ludlum          43    Vice President of Finance and Chief Financial
                               Officer

Paul G. Kanan            See "Proposal 1 - Election of Directors" for
                         biographical information.

Ellen A Rudnick          See "Proposal 1 - Election of Directors" for
                         biographical information.

Elizabeth Teng Leary,    Elizabeth Teng Leary has served as the Company's Vice
Ph.D., DABCC             President of Laboratory Services since July, 1996.
                         From 1989 to 1996, she was Vice President and Director
                         of the Laboratory Division of PBI-WA.  Dr. Leary has
                         served in a number of clinical laboratory management
                         positions prior to co-founding PBI-WA in 1989.  Dr.
                         Leary served as the Director of Chemistry at
                         Cooperative Medical Laboratories of Providence
                         Hospital, Everett Washington from 1978 to 1989;
                         Consultant to the Northwest Lipid Research Center from
                         1988 to 1989; and Director of Chemistry at the General
                         Hospital of Everett from 1978 to 1989.  Dr. Leary is a
                         Diplomat of the American Board of Clinical Chemistry
                         and serves as Chair of the American Association for
                         Clinical Chemistry Lipid and Lipoproteins Division.
                         She is also the Director of the CDC Cholesterol
                         Reference Method Laboratory at Pacific Biometrics
                         Research Foundation.  Her focus in recent years has
                         been standardization and method development in lipids
                         and osteoporosis testing.  She has authored over 25
                         publications and abstracts.  Dr. Leary received her
                         B.A. from the University of California, Berkeley; her
                         Ph.D. in biochemistry from Purdue University; and
                         participated in post doctoral training in clinical
                         chemistry at the University of Washington.

Peter B. Ludlum          Peter B. Ludlum has served as the Company's Vice
                         President of Finance and Chief Financial officer since
                         November 1996.  From 1989 to 1996 Mr. Ludlum served as
                         Controller of Derlan Industries, Inc., a diversified
                         manufacturing company.  From 1978 to 1989 Mr. Ludlum
                         held accounting and finance positions for Safeguard
                         Health Enterprises Inc., NERCO Inc., Bechtel
                         Investments Inc., and Mobil Corporation.  Mr. Ludlum
                         holds a B.S. degree in Business and Economics from
                         Lehigh University, an M.B.A. degree from California
                         State University, Fullerton and a C.M.A. certificate in
                         management accounting.


EXECUTIVE COMPENSATION

     The following table summarizes all compensation paid by the Company with respect to each of the fiscal years presented for services in all capacities of the Company's Chief Executive Officer and the Company's four most highly compensated executive officers earning in excess of $100,000 (the "Named Executive Officers"). No other executive officer of the Company earned in excess of $100,000 in any of such fiscal periods.

                              SUMMARY COMPENSATION TABLE



                                             Annual Compensation                          Long Term Compensation
                                       -------------------------------  ----------------------------------------------------------

                                                              Other
                                                              Annual         Awards                                      All Other
Name and Principal                     Salary      Bonus      Compen-   Restricted Stock   Options/     LTIP Payouts     Compen-
     Position                 Year       ($)        ($)      sation($)     Awards($)      SARs (#)         ($)           sation($)
     --------                 ----       ---        ---      --------      ---------      --------        ------         ---------
Ellen A. Rudnick              1998     150,667          -        --            --            --             --              --
Chairman                      1997     128,333          -        --            --            --             --              --
                              1996           -          -     117,500(1)       --            --             --              --

Paul G. Kanan                 1998     193,333          -        --            --            --             --              --
President, Chief              1997     165,000          -        --            --            --             --              --
Executive Officer and         1996           -          -     117,500(1)       --            --             --              --
Director

G. Russell Warnick (2)        1998     100,417     45,163        --            --            --            --               --
Chief Scientific Officer      1997      90,000     17,462        --            --            --            --               --
and Founder                   1996      84,166          -        --            --            --            --               --

Elizabeth Teng Leary          1998      94,375     27,316        --            --            --            --               --
Vice President of             1997      83,280      7,989        --            --            --            --               --
Laboratory Services           1996      80,780          -        --            --            --            --               --

Peter B. Ludlum               1998      98,667      7,250        --            --            --            --               --
Vice President of             1997      60,000          0        --            --            --            --               --
Finance and Chief             1996           0          -        --            --            --            --               --
Financial Officer



--------------------------

(1) Reflect payments to such persons through CEO Advisors, a firm owned by Paul Kanan and Ellen Rudnick, for management services to BioQuant, Inc., a subsidiary of the Company. Such amounts reflect the receipt of cash of $24,000 and a promissory note in the amount of $93,500 in July 1996 in lieu of the remaining cash payment due under the management contract. The promissory notes matured on July 9, 1997, are still outstanding and bear interest at the rate of 7 percent per annum. The note holders have not demanded payment of such notes. In consideration of receipt of such notes in lieu of cash, such persons also received in July 1996, stock options to purchase 27,100 shares of Common Stock at $3.45 per share.

(2)  Mr. Warnick resigned as an employee of the Company effective July 14, 1998.

For fiscal 1998, the named executive officers received the following option grants under the plan, no SAR's have been granted:

                         OPTION GRANTS IN LAST FISCAL YEAR

                              NUMBER OF              PERCENT OF TOTAL
                              SECURITIES            OPTIONS GRANTED TO
                          UNDERLYING OPTIONS        EMPLOYEES IN FISCAL           EXERCISE OR BASE
NAME                          GRANTED (#)                   YEAR                    PRICE ($/SH)           EXPIRATION DATE

---------------------     ------------------        -------------------           ----------------         ---------------
Ellen A. Rudnick               25,000                      8.0%                        $3.44                  9/18/02

Paul G. Kanan                  25,000                      8.0%                        $3.44                  9/18/02

G. Russell Warnick             15,000                      4.8%                        $3.44                  9/18/02(1)

Elizabeth Teng Leary           15,000                      4.8%                        $3.44                  9/18/02

Peter B. Ludlum                 7,500                      2.4%                        $3.44                  9/18/02



------------------------

(1) Such options will expire during the term of Mr. Warnick's severance period which is expected to be between nine and eighteen months from the date of termination.

The following table reflects options exercised during the fiscal year and the year-end values for in-the-money options for each of the named executive officers:

           AGGREGRATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                  OPTION/SAR VALUES


--------------------------------------------------------------------------------------------------------
                                                                                               Value
                                                                                          of Unexercised
                                                                                             In-The-
                                                                 Number of Securities     Money Options/
     Name                    Shares             Value           Underlying Unexercised    June 30, 1998
                           Acquired on         Realized          Option/June 30, 1998    ($)Exercisable/
                           Exercise(#)           ($)           Exercisable/Unexercisable  Unexercisable
--------------------------------------------------------------------------------------------------------
Ellen A. Rudnick              0                   0                   230,683/85,000       $ 348,026/0
--------------------------------------------------------------------------------------------------------
Paul G. Kanan                 0                   0                   228,683/85,000       $ 348,026/0
--------------------------------------------------------------------------------------------------------
G. Russell Warnick(1)         0                   0                   26,880/75,000            0/0
--------------------------------------------------------------------------------------------------------
Elizabeth Teng Leary          0                   0                   23,260/75,000            0/0
--------------------------------------------------------------------------------------------------------
Peter B. Ludlum               0                   0                   25,000/32,500            0/0
--------------------------------------------------------------------------------------------------------




(1) Such options will expire during the term of Mr. Warnick's severance period which is expected to be between nine and eighteen months from the date of termination.


EMPLOYMENT CONTRACTS

     In October, 1996, the Company entered into two year employment agreements with each of Paul Kanan, Ellen Rudnick, G. Russell Warnick and Elizabeth Teng Leary, Ph.D., the Company's key employees. All such employees are entitled to receive customary benefits including disability benefits, annual salary reviews and participation in all Company stock, health and benefit plans available to other executive officers and employees.

Mr. Warnick resigned as an employee of the Company effective July 14, 1998.

     Mr. Kanan's and Ms. Rudnick's employment agreements provide for annual salaries of $200,000 and $156,000 respectively, and during their employment and for periods ranging from nine months to two years thereafter depending on the circumstances of termination a prohibition from engaging in any business that competes with that of the Company. In addition, both Mr. Kanan and Ms. Rudnick are prohibited from recruiting or soliciting any employee or any person that has a business relationship with the Company for a two year period. If such persons are terminated for "cause," as defined in each employment agreement, such persons will be entitled to receive their respective salary and bonus up to the date of termination. In the event such persons are terminated without cause they shall be entitled to receive immediate payment for all debt owed to them by the Company, plus their salary, bonus and benefits for a period of nine months thereafter. Furthermore, upon termination, any stock options held by Mr. Kanan and Ms. Rudnick received subsequent to July 1, 1996 will accelerate and become exercisable in full during the ninety day period subsequent to the date of termination. The Company has agreed to finance the exercise of these options in exchange for a three-year promissory note with interest payable in either stock or cash on a quarterly basis at the rate of 7 percent of annum. Any such loan by the Company will be collateralized by the shares of Common Stock underlying such options, and the proceeds of the sale of such shares must be used to satisfy such person's obligations to the Company. Options received prior to July 1, 1996 will be unaffected by such termination of employment.

     Ms. Leary's employment agreement provides for annual base salary of $100,000 and contains similar restrictions as described above prohibiting engaging in any business that competes with that of the Company for a period of nine months following termination. In addition, Ms. Leary will be entitled to a bonus payment, in the event certain product development and laboratory operation milestones are achieved. Further, Ms. Leary will be prohibited for a period of two years after termination of employment from recruiting or soliciting any employee or any person that has a business relationship with the Company. If such persons are terminated for "cause," as defined in each employment agreement, Ms. Leary will be entitled to receive her base salary and bonus up to the date of termination. In the event termination is without cause, Ms. Leary will be entitled to receive her base salary and benefits for a period of nine months thereafter and the Company has agreed to indemnify her against any liabilities or claims with respect to certain personal guarantees under a lease on behalf of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the period from July 1994 through June 1996, Terry Giles, provided the Company (and PBI-WA), on eight separate occasions, with loans aggregating $400,000. These loans bore interest at annual variable rates ranging from 8.25 percent to 10 percent. All of such loans plus interest were converted into 124,295 shares of Common Stock of the Company on July 31, 1996 at the rate of $3.45 per share. Additionally, in June 1996, Mr. Giles invested $50,000 in the Company's bridge financing prior to its initial public offering ("IPO").
Mr. Giles received a promissory note in like amount with interest at 14 percent per annum, which note was repaid with a portion the proceeds of a second bridge financing completed prior to the IPO, and an aggregate of 10,000 Warrants to purchase Common Stock through April 30, 1998 at an exercise price equal to $5.70 per share. Mr. Giles resigned as a director of the Company effective September 10, 1998.

     During the period from July 1994 through June 1996, Craig Goldstone, a director of the Company, provided the Company (and PBI-WA), on four separate occasions, with loans aggregating $100,879. These loans bore interest at the annual rate of 9.25 percent. $42,500 of such amount plus interest was converted into 12,773 shares of Common Stock of the Company on July 31, 1996 at the rate of $3.45 per share. $58,334 of such loan amount was used in connection with the second bridge financing completed prior to the IPO for which Mr. Goldstone received a promissory note in like amount with interest at 14 percent per annum, which note was repaid with a portion of the proceeds of the Company's IPO, and an aggregate of 14,583 Warrants to purchase Common Stock through April 30, 1998 at an exercise price equal to $5.70 per share.

     EDF, an entity in which Mary Campbell, a director of the Company, maintains a minority ownership interest, converted an aggregate of $17,500 of loans to the Company plus interest into 5,206 shares of Common Stock of the Company on July 31, 1996 at the rate of $3.45 per share. Ms. Campbell disclaims beneficial ownership of such shares held by EDF as a result of her minority interest therein.

     In July 1996, the Board of Directors granted Terry Giles, 55,000 shares of Common Stock for services rendered on behalf of the Board of Directors.

     In July 1996, the Board of Directors of the Company granted, pursuant to the Company's 1996 Stock Incentive Plan (the "Plan"), options to purchase Common Stock at an exercise price of $3.45 per share to directors and officers as follows: Paul Kanan -- 80,000; Ellen Rudnick -- 80,000; Craig Goldstone -- 80,000; G. Russell Warnick -- 80,000; Elizabeth Teng Leary -- 80,000; Douglas S. Harrington -- 40,000. Mr. Warnick's options will expire during the term of his severance period which is expected to be between nine and eighteen months from the date of termination.

     In July 1996, the Board of Directors of the Company authorized the grant, contemporaneously with the Company's IPO, of options to purchase 50,000 shares of Common Stock at an exercise price equal to the IPO price per share (i.e., $4.75) to Craig Goldstone in connection with services rendered on behalf of the Board of Directors.

     In July 1996, the Board of Directors of the Company granted options to purchase Common Stock at an exercise price of $3.45 share in connection with deferred salaries as follows: G. Russell Warnick-- 6,880; and Elizabeth Teng Leary--3,260.

     In August 1996, the Board of Directors of the Company granted 9,000 shares of Common Stock to Craig Goldstone in connection with services rendered on behalf of the Board of Directors.

     On September 5, 1996, the Board of Directors adopted resolutions assigning a certain contract and other obligations of the Company to Messrs. Giles and Goldstone and three former directors of PBI-WA. Specifically, the Company assigned its rights and obligations pursuant to that certain letter agreement dated June 13, 1995 between PBI-WA and Irvine Scientific, the manufacturer of the Company's SPINPRO-Registered Trademark- product, whereby 13,270 shares of the Company's Common Stock were issued to Irvine Scientific in satisfaction of certain indebtedness, subject to a put option whereby the Company would have to repurchase such shares for $140,000 in the event the Company does not exercise its call option to purchase such shares prior to January 1, 1999. The Company did not want to risk using its cash resources in connection with the put option and, accordingly, has given up its rights with respect to the call option.

     In October 1996, the Board of Directors of the Company granted, pursuant to the Plan, options to purchase 50,000 shares of Common Stock at an exercise price of $4.75 per share to Peter Ludlum in connection with his commencement of employment.

     In September 1997, the Board of Directors of the Company granted, pursuant to the Plan, options to purchase Common Stock at an exercise price of $3.44 per share to directors and officers as follows: Paul Kanan -- 25,000; Ellen Rudnick -- 25,000; G. Russell Warnick -- 15,000; Elizabeth Teng Leary -- 15,000; Peter Ludlum -- 7,500. Mr. Warnick's options will expire during the term of his severance period which is expected to be between nine and eighteen months from the date of termination.

     In September 1997, the Board of Directors of the Company granted 25,000 options to purchase Common Stock at an exercise price of $3.44 per share to Craig Goldstone in connection with services rendered on behalf of the Board of Directors.

     Paul Kanan and Ellen Rudnick, are principals of CEO Advisors, a company that provided management services to BioQuant beginning in 1993. This arrangement has been terminated effective upon the consummation of the Mergers on June 28, 1996, except for the provision of an assistant to Ellen Rudnick, rent and office support on a pro rata basis which amounted to $41,349 and $28,172 in fiscal 1998 and fiscal 1997, respectively. During fiscal 1995 and fiscal 1996, BioQuant paid CEO Advisors an aggregate of $109,000 and $186,000, respectively, for all services rendered. Amounts outstanding at June 30, 1996 under this arrangement aggregated $187,000, for which two promissory notes were issued in the principal amount of $93,500 and bear interest at 7 percent per annum. The promissory notes were issued to each of Paul Kanan and Ellen Rudnick along with options to purchase 27,100 shares of Common Stock at an exercise price of $3.45 as an inducement to accept the notes in lieu of cash. The notes are payable on demand.

     The Company has entered into deferred compensation with four of its senior executives, Paul Kanan, Ellen Rudnick, G. Russell Warnick and Elizabeth Teng Leary. At June 30, 1998, the Company's deferred compensation obligation was $65,413. Compensation expense in connection with these agreements was $30,417 and $22,496 for the years ended June 30, 1997 and 1996, respectively, and $54,413 for the period from inception to June 30, 1997. The liability for deferred compensation of $65,413 was converted into promissory notes bearing annual interest at 7% and are payable on demand.

     The Company believes that the transactions between the Company and its officers and directors described above are on terms no less favorable to the Company then could have been obtained from unaffiliated parties under similar circumstances.

FILING REQUIREMENTS

     The Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended June 30, 1998, except that Mary Campbell and Terry Giles, directors of the Company, did not timely file applicable amendments to their beneficial ownership statements with respect to a manual signature, in the case of Mary Campbell, and with respect to a change from indirect to direct ownership as a result of certain distributions to limited partners from partnerships he is deemed beneficial owner of and acquisition of options and shares of Common Stock, in the case of Terry Giles. Such applicable filings have since been made.

                                     PROPOSAL 2

                                SELECTION OF AUDITORS

     The Board of Directors has selected Grant Thornton LLP, independent auditors, to serve as auditors of the Company for the fiscal year ending June 30, 1999. Although stockholder ratification of the Board of Directors' action in this respect is not required, the Board considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to consider the selection of other auditors for the current fiscal year.

     Representatives of Grant Thornton LLP will be present at the Meeting.

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person and by proxy at the Meeting and entitled to vote thereon is necessary for the ratification of the appointment of the auditors. PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED FOR THE RATIFICATION OF THE APPOINTMENT OF THE AUDITORS, UNLESS OTHERWISE SPECIFIED IN THE PROXY.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP.




                                    MISCELLANEOUS

     Any proposal of an eligible stockholder intended to be presented at the next annual meeting of stockholders must be received by the Company for inclusion in its proxy material and form of proxy relating to that annual meeting no later than August 11, 1999.

     The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the Meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

     The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. Solicitation may be made by mail, telephone, telegraph and personal interview. The Company will reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS INCLUDED AS AN EXHIBIT HERETO. ADDITIONAL COPIES ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST DIRECTED TO: PACIFIC BIOMETRICS, INC., 25651 ATLANTIC OCEAN DRIVE, SUITE A-1, LAKE FOREST, CALIFORNIA 92630; ATTENTION: PETER B. LUDLUM.


                                        By order of the Board of Directors,

                                        /s/ PAUL G. KANAN

                                        Paul G. Kanan
                                        President and Chief Executive Officer


Lake Forest, California
October 28, 1998

------------------------------------------------------------------------------

                            PACIFIC BIOMETRICS, INC.

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                               DECEMBER 11, 1998

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

     The undersigned stockholder of Pacific Biometrics, Inc. (the "Company") hereby appoints each of Ellen Rudnick and Paul Kanan, attorneys and proxies, each with full power of substitution, to represent the undersigned and vote all shares of the Common Stock of the Company which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the "Meeting") of the Company to be held at the offices of the Company, 25651 Atlantic Ocean Drive, Suite A-1, Lake Forest, CA, at 9:00 A.M., on December 11, 1998, and at any adjournments thereof, with respect to the proposals hereinafter set forth and upon such other matters as may properly come before the Meeting and any adjournments thereof.

     This proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

     UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AS DIRECTORS OF THE COMPANY, "FOR" THE RATIFICATION OF GRANT THORNTON LLP AS AUDITORS OF THE COMPANY AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

------------------------------------------------------------------------------

------------------------------------------------------------------------------

/X/ Please mark boxes
    in blue or black ink.

FOR all nominees listed         WITHHOLD AUTHORITY
below (except as marked         to vote for all nominees
 to the contrary below)         listed below

1. Election of     / /          / /
   Directors


   Nominees:    Ellen Rudnick, Paul G. Kanan, Mary L. Campbell, Craig M.
                Goldstone and Douglas Harrington, M.D.

   Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

   ____________________________

                                                      FOR    ABSTAIN   AGAINST
2. Ratification of the selection of Grant Thornton
   LLP as auditors of the Company for the year        / /      / /       / /
   ending June 30, 1999.

3. In their discretion, on any other matters that may properly come before the Meeting and any adjournments thereof.

   PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
   CARD PROMPTLY USING THE ENCLOSED ENVELOPE.





  ___________________________  _________________________ Dated:__________, 1998
  Signature of Stockholder(s)   Name of Stockholder(s)

  NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

-------------------------------------------------------------------------------